Exhibit 99.1

Prashant Ranade elevated to Executive Vice Chairman of Syntel, Inc. Board;

Nitin Rakesh promoted to CEO and President, effective April 21, 2014

TROY, Mich., February 4, 2014

Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced that Prashant Ranade, Syntel’s current Chief Executive Officer and President, will become Executive Vice Chairman of Syntel Inc.’s Board of Directors effective April 21, 2014. The Company’s Board of Directors has appointed Nitin Rakesh to the positions of Chief Executive Officer and President, succeeding Mr. Ranade effective April 21, 2014.

Nitin Rakesh will move into the CEO and President role from his current position as President—Americas, Business Development and Near Shoring Center. Before rejoining Syntel, Nitin served as Chief Executive Officer and Managing Director of Motilal Oswal Asset Management Company, Ltd., a financial services company, from September 2008 to September 2012. He previously developed and led Syntel’s Knowledge Process Outsourcing business from 2002 until 2008, playing a pivotal role in building KPO into a high performing service line.

“Under Prashant’s leadership, Syntel has transformed into one of the best performing companies in our industry. He has been instrumental in driving a culture of customer centricity, growth orientation and operational excellence across the organization”, said Bharat Desai, Syntel’s Chairman and Co-founder. “On behalf of 22,000+ Syntellers, I thank Prashant for his leadership as CEO and look forward to his continued active involvement, mentorship and strategic guidance as Executive Vice Chairman”.

“Nitin is a dynamic and experienced leader with a proven track record of success and an in-depth knowledge of the company, our clients and the markets we serve”, said Bharat Desai. “This is truly an exciting time for our company as we help our customers navigate complexity and change. I am confident that under Nitin’s leadership, Syntel will continue on its course for long-term outperformance”.

“It has been a privilege to lead Syntel for the past four years as CEO and President”, said Prashant Ranade. “Nitin’s promotion reflects our commitment to people development and providing growth opportunities to leaders. He has consistently demonstrated strong leadership and an appreciation of our core values and culture that will enable him to lead Syntel to continued long-term success. I look forward to working with Nitin in my new role as Executive Vice Chairman”.

“I am honored to accept this opportunity to lead Syntel,” said Nitin Rakesh. “Syntel has benefited immensely from the strong leadership and vision provided by Bharat, Prashant and the Board. I look forward to building on our growth momentum and continuing to create new opportunities for our clients.”

About Syntel

Syntel (Nasdaq:SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2008 certified. As of September 30, 2013, Syntel employed more than 22,000 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

Asia/Pacific: Sikta Samantaray, +91 9167512186, sikta_samantaray@syntelinc.com